CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment #2) of our report dated February 24, 2015 with respect to the audited financial statements of Headstart Holdings, Inc. for the period ended December 31, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas

April 22, 2015